UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   March 17, 2014

JBI, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52444	90-0822950
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20 Iroquois Street Niagara Falls, NY		14303
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (716) 278-0015

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 -- Corporate Governance and Management

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of March 17, 2014, the Board of Directors of JBI, Inc., a Nevada corporation (the “Company”), appointed Rahoul S. Banerjea as the Company’s Chief Financial Officer.  Mr. Banerjea’s biographical information is set forth below.

Rahoul S. Banerjea, 63, Chief Financial Officer.  Prior to joining the Company, from 2013 to March 2014, Mr. Banerjea was the principal of Matun Group LLC, a global professional services firm providing interim CFO and project management services, located in Sudbury, Massachusetts.  From 2007 to 2013, Mr. Banerjea was a Partner, New England Practice, at Tatum, a division of Randstad, a national professional services firm providing leadership roles, located in Boston, Massachusetts.  From 2005 to 2007, Mr. Banerjea was Senior Consultant at Accounting Management Solutions, Inc., a regional management services firm, located in Waltham, Massachusetts.  Mr. Banerjea is also the President of the Board of the American School of Madrid Foundation and a member of the Board of the Boston Chapter Financial Executives International.  Mr. Banerjea received his B.S.B.A. from Drexel University and is a Certified Public Accountant.   Mr. Banerjea brings more than 30 years of experience in finance and accounting to the Company’s executive management team.

The Company has agreed to pay Mr. Banerjea an annual salary of $150,000, of which $100,000 will be payable in cash and $50,000 of which will be payable in shares of the Company’s common stock.  Such shares will be issued quarterly based on the closing price on the last trading day of the applicable quarter.  Mr. Banerjea will also be eligible for bonus compensation at the Company’s discretion.  Mr. Banerjea’s employment with the Company is “at-will”.

On March 18, 2014, the Company issued a press release announcing the appointment of Mr. Banerjea as the Company’s Chief Financial Officer, a copy of which is filed herewith as Exhibit 99.1.

Section 9 — Financial Statements and Exhibits

Item 9.01   Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.	Description
99.1	Press Release dated March 18, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JBI, Inc.

March 20, 2014	By:	/s/ Richard Heddle
	Name:	Richard Heddle
	Title:	Chief Executive Officer